Exhibt 99.1
FOR IMMEDIATE RELEASE
Introgen Therapeutics Announces Presentation Schedule for Pivotal ADVEXIN Cancer
Therapy Data and Reports Fourth Quarter 2007 and Year-End
Financial and Corporate Results
AUSTIN, TX, March 17, 2008 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its financial results for the quarter and year ended December 31, 2007, and provided guidance regarding its operations including its planned pivotal clinical trial data presentations and regulatory submissions schedule.
ADVEXIN Program and Data Presentation Plans
ADVEXIN targets abnormalities of p53 tumor suppressor pathways, which are among the most common and fundamental molecular defects in cancer. Introgen plans to present results from its pivotal ADVEXIN clinical trials in recurrent head and neck cancer, including preliminary data from its randomized, controlled Phase 3 clinical trials at the annual meeting of the American Association for Cancer Research (AACR) to be held April 12-16 in San Diego, California. This presentation will describe preliminary Phase 3 clinical data analyses indicating statistically significant increased survival in patients with p53 biomarker profiles predictive of ADVEXIN efficacy. The Company plans to announce additional top line data from continuing Phase 3 clinical trial analyses at other upcoming medical conferences.
ADVEXIN regulatory submissions for the treatment of recurrent head and neck cancer are expected to be filed as planned in the United States and the European Union in the second quarter of 2008. The Company is also seeking approval for ADVEXIN in Europe for the treatment of the inherited cancer indication Li-Fraumeni Syndrome (LFS), under the European Medicines Agency’s (EMEA) Exceptional Circumstance provisions for orphan diseases. Introgen’s Marketing Authorization Application for ADVEXIN treatment of LFS cancers was accepted for review by EMEA in the late fourth quarter of 2007.
Financial Results and Guidance:
Quarter Ended December 31, 2007
During the quarter ended December 31, 2007, the Company’s cash, cash equivalents and short-term investments decreased $7.0 million as a result of the use of those resources to conduct its business. Introgen’s cash, cash equivalents, short-term investments and marketable securities were $25.1 million at December 31, 2007.

Revenue was $468,000 for the quarter ended December 31, 2007, compared to revenue of $95,000 for the quarter ended December 31, 2006. Operating expenses were $10.3 million for the quarter ended December 31, 2007, compared to $7.6 million for the quarter ended December 31, 2006. These operating expenses include $2.2 million and $2.0 million for the quarters ended December 31, 2007, and December 31, 2006, respectively, of expense related to share-based compensation.
Net loss was $9.5 million, or $0.22 per share, for the fourth quarter of 2007 compared to a net loss of $7.2 million, or $0.19 per share, for the same quarter last year.
With the reduction in certain ADVEXIN registration program expenses associated with completed regulatory tasks, we anticipate using approximately $6 million of our cash, cash equivalents and short-term investments to conduct our business during the first quarter of 2008. In subsequent periods, we anticipate efficiency gains in our activities that will allow us to pursue our business objectives using approximately $5 million of those resources per quarter.
Year Ended December 31, 2007
Revenue was $1.0 million for the year ended December 31, 2007, compared to revenue of $1.2 million for the year ended December 31, 2006. Operating expenses were $33.1 million for the year ended December 31, 2007, compared to $31.4 million for the year ended December 31, 2006. These operating expenses include $6.1 million and $7.0 million for the years ended December 31, 2007, and December 31, 2006, respectively, of expense related to share-based compensation.
Net loss was $30.5 million, or $0.70 per share, for the year ended December 31, 2007 compared to a net loss of $28.8 million, or $0.77 per share, for the year ended December 31, 2006.
Development Program Highlights
In addition to ADVEXIN, Introgen has four other product candidates in various stages of clinical evaluation.
INGN 241 is a tumor suppressor therapy in Phase 3 clinical development for solid tumors in combination with radiation therapy and is also being studied in a Phase 2 clinical trial as monotherapy for patients with advanced melanoma. The mda-7 gene is the active component of INGN 241.
INGN 225 is a p53 immunotherapy using a patient’s own immune cells to stimulate an anti-tumor immune response to fight cancer. A randomized, controlled study of INGN 225 was recently begun in patients with metastatic small-cell lung cancer (termed extensive stage SCLC). The National Cancer Institute awarded a grant of approximately $1.3 million to fund the trial based upon the promising results of previous clinical studies in small-cell lung cancer patients.
INGN 401 is in an ongoing phase 1 / phase 2 clinical trial using Introgen’s proprietary nanoparticle delivery system for intravenous administration of the FUS-1 tumor suppressor gene for the indication of late stage, metastatic non-small cell lung cancer.
INGN 234 is a mouthwash formulation of Introgen’s p53 tumor suppressor therapy and is being evaluated for the prevention of oral cancers and the treatment of oral leukoplakia.
About Introgen Therapeutics

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the development, manufacturing and commercialization of targeted tumor suppressors, a new class of therapies for the treatment of cancer. Introgen’s technology delivers targeted molecular therapies that increase production of normal cancer-fighting proteins and cytokines. The Company is developing a proprietary pipeline of product candidates utilizing molecular biomarkers to identify patients most likely to benefit from its therapies which target central cancer-causing mechanisms. ADVEXIN®, its lead product candidate, targets the p53 tumor suppressor and p53 regulatory pathway, which is associated with over 50 percent of all tumors. The Company plans to complete regulatory filings in both the United States and in Europe in the first half of 2008.
Forward-Looking Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its clinical and research programs, the ADVEXIN, INGN 225, INGN 401 and INGN 234 clinical development programs for treatment of cancer, regulatory submissions in the U.S. and Europe and Introgen’s financial performance. Only the FDA and EMEA can determine whether ADVEXIN can be marketed in the United States and Europe. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	DECEMBER 31,	DECEMBER 31,
	2007	2006
	(Thousands)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	14,905	$41,345

MARKETABLE SECURITIES	10,165	6,957

OTHER CURRENT ASSETS	706	397

PROPERTY AND EQUIPMENT, NET	4,442	5,172

OTHER ASSETS	265	290

TOTAL ASSETS	$30,483	$54,161

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$7,240	$8,742

NOTES PAYABLE, NET OF CURRENT PORTION	7,155	7,448

OTHER LONG TERM LIABILITIES	79	923

TOTAL LIABILITIES	14,474	17,113

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	6	0

TOTAL STOCKHOLDERS’ EQUITY	16,003	37,048

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,483	$54,161

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
	(Thousands except per share information.)
CONTRACT SERVICES, GRANT AND OTHER REVENUE	$468	$95	$1,011	$1,151

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	6,090	4,023	19,102	18,221
GENERAL AND ADMINISTRATIVE	4,175	3,548	13,955	13,163

TOTAL OPERATING EXPENSES	10,265	7,571	33,057	31,384

LOSS FROM OPERATIONS	(9,797)	(7,476)	(32,046)	(30,233)
INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	260	323	1,597	1,432

LOSS BEFORE NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	$(9,537)	$(7,153)	$(30,449)	$(28,801)

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	(6)	0	(6)	0

NET LOSS	(9,543)	(7,153)	(30,455)	(28,801)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.22)	$(0.19)	$(0.70)	$(0.77)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	43,916	38,723	43,805	37,594